FORM 10f-3

THE BLACKROCK FUNDS

Record of Securities Purchased

Under the Trust’s Rule 10f-3 Procedures

1.

Name of Purchasing Portfolio:  Mid Cap Value Opportunties Portfolio of Managed Account Series (BATS_MVO), BlackRock Mid Cap Value Opportunities Fund (BR_MVO), BlackRock Value Opportunities V.I. Fund (Ins - Var Ser) (BVA_VO), Master Value Opportunities Trust (MF_VO)

2.

Issuer:

Intrepid Potash, Inc.

3.

Date of Purchase: 04/21/2008

4.

Underwriter from whom purchased: Goldman, Sachs & Co

5.

Name of Affiliated Underwriter (as defined in the Trust’s procedures) managing or participating in syndicate: Merrill Lynch, Pierce, Fenner & Smith Incorporated

a.

List Members of Underwriting Syndicate:

Goldman, Sachs & Co, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, RBC Capital Markets Corporation, BMO Capital Markets Corp

6.

Aggregate principal amount purchased (out of total offering) (if an equity offering, list aggregate number of shares purchased (out of total number of shares offered)): (BATS_MVO) 3,600 shares out of 30,000,000 shares; (BR_MVO) 8,200 shares out of 30,000,000 shares; (BVA_VO) 13,000 shares out of 30,000,000 shares; (MF_VO) 73,900 shares out of 30,000,000 shares

7.

Aggregate principal amount purchased by funds advised by BlackRock and any purchases by other accounts with respect to which BlackRock has investment discretion (out of the total offering) (if an equity offering, list aggregate number of shares purchased (out of total number of shares offered)): 450,000 shares out of 30,000,000 shares

8.

Purchase price (net of fees and expenses):  $32.00

9.

Date offering commenced (if different from Date of Purchase):

10.

Offering price at end of first day on which any sales were made:

11.

Have the following conditions been satisfied:

Yes

No

a.

The securities are part of an issue registered under

the Securities Act of 1933, as amended, which

is being offered to the public, or are Eligible Municipal

Securities, or are securities sold in an

 Eligible Foreign

Offering or are securities sold in an Eligible Rule 144A

Offering or part of an issue of government

securities.

_X_

___

b.

The securities were purchased prior to the

end of the first day on which any sales

were made, at a price that was not more

than the price paid by each other

purchaser of securities in that offering

or in any concurrent offering of the

securities (except, in the case of an

Eligible Foreign Offering, for any rights

to purchase required by laws to be granted

to existing security holders of the

Issuer) or, if a rights offering, the

securities were purchased on or before the

fourth day preceding the day on which the

rights offering terminated.

_X_

___

c.

The underwriting was a firm commitment

underwriting.

_X_

___

d.

The commission, spread or profit was

reasonable and fair in relation to that

being received by others for underwriting

similar securities during the same period.

_X_

___

e.

In respect of any securities other than

Eligible Municipal Securities, the issuer

of such securities has been in continuous

operation for not less than three years

(including the operations of predecessors).

_X_

___

a.

Has the affiliated underwriter confirmed

that it will not receive any direct or indirect

benefit as a result of BlackRock's participation

in the offering?

_X_

___

Approved: _              Michael Jarzyna        ____

Date:       ___05/01/08______

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